Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sun Microsystems, Inc. for the registration of 121,343,740 shares of its common stock and to the incorporation by reference therein of our reports dated September 1, 2006, with respect to the consolidated financial statements of Sun Microsystems, Inc., Sun Microsystems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Microsystems, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 7, 2007